Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2020 FIRST QUARTER RESULTS

•	Reopening Stores in Phased Approach, with Over 1,400 Stores Now Open
•	Substantive Actions Taken to Offset Impact of Store Closures and Protect the Business
•	Company in a Solid Financial Position; Cash and Cash Equivalents Over $1 Billion
•	Board Temporarily Suspends Quarterly Dividend to Preserve Financial Flexibility

NEW YORK, NY, May 22, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 2, 2020.

“Against the backdrop of the pandemic and our global store closures, our team has focused intently on controlling what we can in order to protect our business. We have taken full advantage of the investments we have made in technology in recent years in order to stay connected with our customers and serve them online, worked aggressively to protect our financial position and flexibility, and taken actions to ensure we are well positioned to drive our business forward,” said Richard Johnson, Chairman and Chief Executive Officer. “Today, thanks to the unwavering efforts of our team, we are in the early stages on our road to recovery. Our phased reopening of stores is underway, and our plan is to build, be back, and be better than before.”

Lauren Peters, Executive Vice President and Chief Financial Officer, added, “As the severity of COVID-19’s impact on the global retail industry became more evident, we took actions across our organization to control costs, bolster our financial position and increase our liquidity. We believe the operational and financial actions we have taken will enable us to create a safe environment in our stores and protect the health of our business to ensure that we emerge even stronger.”

Actions taken by the Company to preserve cash and increase liquidity included: borrowing $330 million under the Company’s $400 million credit facility; limiting capital expenditures to essential projects and reducing the full year capital expenditure forecast by 50% to $138 million; minimizing non-essential spending, including reductions in marketing, extending payment terms, limiting rent payments, and reducing merchandise purchases; and reducing salaries and deferring incentive compensation for the CEO and senior executives.

Additionally, while Foot Locker remains committed to returning capital to shareholders, the Company’s Board of Directors has decided to temporarily suspend the cash dividend beginning with the second quarter payment. The Board will continue to evaluate the dividend policy on a quarterly basis. As previously disclosed on April 22, the Company also temporarily suspended its share repurchase program.

First Quarter Results

The Company reported a net loss of $98 million, or $0.93 per share, for the first quarter of 2020, compared to net income of $172 million, or $1.52 per share in the corresponding prior-year period.

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Total first quarter sales decreased 43.4 percent, to $1,176 million, compared to sales of $2,078 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter of 2020 decreased 42.9 percent. First quarter comparable-store sales decreased 42.8 percent.

The Company’s gross margin rate decreased to 23.0 percent from 33.2 percent a year ago and the SG&A expense rate increased to 26.9 percent from 20.0 percent in the first quarter of 2019. The deleverage for both gross margin and SG&A reflects the significant decline in sales due to the COVID-19 related store closures.

Non-GAAP Adjustments

During the first quarter, the Company recorded a pre-tax charge of $1 million related to administrative costs for its previously-disclosed pension matter. In addition, the Company recorded a tax charge of $27 million arising from a periodic revaluation of certain intellectual property rights pursuant to a non-US advance pricing agreement. Excluding these items, the Company’s non-GAAP loss was $0.67 per share during the first quarter, compared to non-GAAP earnings of $1.53 per share for the comparable period in 2019. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Financial Position

As of May 2, 2020, the Company’s merchandise inventories were $1,458 million, 20.4 percent higher than at the end of the first quarter last year. Using constant currencies, inventory increased 21.3 percent. The Company’s cash and cash equivalents totaled $1,012 million, while the debt on its balance sheet was $451 million, which includes $330 million borrowed from the Company’s credit facility.

During the quarter, the Company paid a quarterly dividend of $0.40 per share.

Store Base Update

During the first quarter, the Company opened 5 new stores, remodeled or relocated 9 stores, and permanently closed 21 stores. As of May 2, 2020, the Company operated 3,113 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 54 franchised Foot Locker stores were operating in the Middle East, as well as 4 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, May 22, 2020, to review these results and provide an update on the business. This conference call may be accessed live by dialing 1-844-701-1163 in the U.S. or 1-412-317-5490 internationally, with the passcode 10141975, or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10141975 through June 5, 2020. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, the continued effect of the global pandemic, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2019 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Non-GAAP Reconciliation

(unaudited)

Periods ended May 2, 2020 and May 4, 2019

(In millions, except per share amounts)

	First Quarter
	2020	2019
Sales	$1,176	$2,078
Cost of sales	905	1,389
SG&A	316	416
Depreciation and amortization	44	44
Impairment and other charges	1	1
(Loss) income from operations	(90)	228

Interest (expense) income, net	(1)	4
Other income, net	1	2
(Loss) income before income taxes	(90)	234
Income tax expense	8	62
Net (loss) income	$(98)	$172

Diluted (loss) earnings per share	$(0.93)	$1.52
Weighted-average diluted shares outstanding	104.3	113.1

Impairment Considerations

These results do not include impairment considerations. The Company is evaluating approximately 70 stores with long-lived tangible assets of $50 million for potential impairment. Any impairment charges recorded will be excluded from our non-GAAP results consistent with our past practice.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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Non-GAAP Reconciliation

(unaudited)

Periods ended May 2, 2020 and May 4, 2019

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2020	2019
Pre-tax income:
(Loss) income before income taxes	$(90)	$234
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	1	1
Adjusted (loss) income before income taxes (non-GAAP)	$(89)	$235

After-tax income:
Net (loss) income	$(98)	$172
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $- and $- million, respectively (1)	1	1
Tax charge related to revaluation of certain intellectual property rights (2)	27	—
Adjusted net (loss) income (non-GAAP)	$(70)	$173

	First Quarter
	2020	2019
Earnings per share:
Diluted (loss) earnings per share	$(0.93)	$1.52
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	—	0.01
Tax charge related to revaluation of certain intellectual property rights (2)	0.26	—
Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.67)	$1.53

Notes on Non-GAAP Adjustments:

(1)	The Company recorded $1 million for both the thirteen weeks ended May 2, 2020 and May 4, 2019 related to ongoing administrative costs for the pension plan reformation.
(2)	The Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 2,	May 4,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$1,012	$1,126
Merchandise inventories	1,458	1,211
Other current assets	268	255
	2,738	2,592
Property and equipment, net	793	810
Operating lease right-of-use assets	2,816	3,025
Deferred taxes	61	89
Other assets	401	412
	$6,809	$6,928

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Revolving credit facility	$330	$—
Accounts payable	468	451
Accrued and other liabilities	264	340
Current portion of lease obligations	581	499
	1,643	1,290
Long-term debt	121	123
Long-term lease obligations	2,591	2,804
Other liabilities	128	109
Total liabilities	4,483	4,326
Total shareholders' equity	2,326	2,602
	$6,809	$6,928

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			May 2,	Relocations/
	2020	Opened	Closed	2020	Remodels
Foot Locker U.S.	867	2	2	867	4
Foot Locker Europe	636	1	4	633	2
Foot Locker Canada	105	—	1	104	—
Foot Locker Pacific	91	—	—	91	—
Foot Locker Asia	14	—	—	14	—
Kids Foot Locker	431	—	1	430	—
Lady Foot Locker	46	—	2	44	—
Champs Sports	536	2	1	537	—
Footaction	245	—	3	242	2
Runners Point	81	—	5	76	—
Sidestep	77	—	2	75	1
Total	3,129	5	21	3,113	9

Selling and gross square footage are as follows:

	May 4, 2019		May 2, 2020
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,392	4,166	2,411	4,225
Foot Locker Europe	998	2,150	1,013	2,178
Foot Locker Canada	261	427	261	428
Foot Locker Pacific	138	228	148	240
Foot Locker Asia	23	43	42	76
Kids Foot Locker	741	1,272	739	1,277
Lady Foot Locker	75	126	65	108
Champs Sports	1,910	2,971	1,934	3,006
Footaction	806	1,371	763	1,252
Runners Point	128	224	99	177
Sidestep	73	131	73	134
SIX:02	60	102	—	—
Total	7,605	13,211	7,548	13,101

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